Exhibit 10.2

AMENDMENT TO
STOCK OPTION AGREEMENT
May [_], 2023

This Amendment to Option Award Agreement (this “Amendment”) is made and entered into as of the date first set forth above (“Amendment Date”) by and between Perimeter Solutions SA, a public limited liability company (the “Company”) and the undersigned participant (the “Participant”), and amends that certain Stock Option Agreement between the Company and the Participant (as amended, the “Agreement”). Capitalized terms used herein that are not defined herein have the meanings given to them in the Agreement.
WHEREAS, as of the date hereof, the Agreement is the only Award Agreement in effect between the Company and the Participant;
WHEREAS, the Committee desires to amend the Agreement to remove the Committee’s authority to make certain adjustments in the event of any unusual or nonrecurring transactions or events affecting the Company, or the financial statements of the Company;
WHEREAS, Section 13.2 of the Plan and Section 5.7 of the Agreement provide that the Committee may amend the Agreement with the written consent of the Participant; and
WHEREAS, the Participant has agreed to consent to this Amendment.
THEREFORE, the Company and Participant hereby agree to amend the Agreement as follows:
1.Amendments to Agreement.
1.1Exhibit A to the Agreement is hereby amended by deleting Section 3.1 in its entirety and replacing it with the following:
3.1 Commencement of Exercisability.
(a) Subject to Sections 3.1(b), 3.1(c) and 3.3, the Option shall become vested and exercisable in such amounts and at such times as are set forth in the Grant Notice.
(b) No portion of the Option which has not become vested and exercisable at the date of the termination of Participant’s Continuous Service shall thereafter become vested and exercisable (and such unvested portion shall be deemed forfeited), except as set forth in Section 3.1(c) or as may be otherwise provided by the Committee or as set forth in a written agreement between the Company and the Participant.
(c) If the Participant’s Continuous Service terminates as a result of the death or Disability of the Participant, then vesting of the Option may continue after termination of Continuous Service with respect to a percentage of the then-remaining unvested Options as provided below:

Termination Date	Percent of Remaining Options That May Continue to Vest
Prior to January 1, 2024	20%
On or after January 1, 2024 but prior to January 1, 2025	40%
On or after January 1, 2025 but prior to January 1, 2026	60%
On or after January 1, 2026 but prior to January 1, 2027	80%
On or after January 1, 2027	100%

The percentage of remaining Options permitted to vest will be spread ratably over the then-remaining performance years of the five-year vesting schedule and will remain subject to the vesting conditions set forth in Exhibit B.
(d)Notwithstanding anything to the contrary in this Agreement or Exhibit B (but subject to Section 3.1(b) of this Agreement), immediately prior to the occurrence of a Change of Control, a percentage of the unvested Options that remain eligible for vesting with respect to the then-current performance year and each remaining performance year, if any (each, a “Remaining Year”), shall become vested and exercisable in an amount equal to the greater of: (i) a percentage equal to the aggregate Annual Amount(s) earned through such date in accordance with Exhibit B, divided by the maximum aggregate Annual Amount(s) that could have been earned through such date; and (ii) the Annual Amount(s) that would have been earned for each applicable Remaining Year if each such determination had been based on the price per Share paid at closing of the Change of Control transaction instead of AOP; provided that if no performance year has been completed at the time of the Change of Control, then all unvested Options that remain eligible for vesting shall become vested and exercisable immediately prior to the occurrence of a Change of Control.
(e)Notwithstanding anything to the contrary in this Agreement or Exhibit B (but subject to Section 3.1(b) of this Agreement), if the closing price of the Company’s common stock on the New York Stock Exchange exceeds an amount equal to (i) two times the Exercise Price, less (ii) the amount of any dividends per share paid after the date hereof, on any 60 trading days during any consecutive 12-month period commencing on or after the first day of the third performance year covered by this Option and ending on or prior to the last day of the fifth performance year covered by this Option (the 60th day on which such price threshold is met during such period, the “Trigger Date”), then all Options that remain unvested as of the Trigger Date shall no longer be subject to the performance-based conditions set forth on Exhibit B and shall vest as follows: (i) if the Trigger Date is prior to the first day of the fifth performance year covered by this Option, then 50% of such unvested Options shall vest effective as of the last day of the fourth performance year covered by this Option and the remaining 50% of such unvested Options shall vest effective as of the last day of the fifth performance year covered by this Option, in each case subject to the Participant’s Continuous Service through such vesting date; and (ii) if the Trigger Date is during the fifth performance year covered by this Option, then 100% of such unvested Options shall vest effective as of the last day of the fifth performance year, subject to the Participant’s Continuous Service through such date.
1.2Exhibit A to the Agreement is hereby amended by deleting Section 3.3(d) and Section 3.3(e) in their entirety and replacing them with the following:
(d)The expiration of six months from the date of the termination of Participant’s Continuous Service for any reason other than by reason of a termination by the Company for Cause or the Participant’s death, Disability, or retirement; provided, however, that any portion of this Option that is an Incentive Stock Option shall cease to be an Incentive Stock Option on the expiration of three months from such termination of Continuous Service (and shall thereafter be a Nonqualified Stock Option), provided, further, that to the extent that the Participant is prohibited from selling Shares pursuant to the Company’s insider trading policy at all times during such six-month period, with the exception of an open trading window of less than seven days, the Option shall expire on the later of (i) the seventh day following the opening of the first open trading window thereafter or (ii) the first anniversary of the date of the termination of Participant’s Continuous Service; or
(e)The expiration of one year from the date of the termination of Participant’s Continuous Service by reason of (i) the Participant’s death or Disability; or (ii) the retirement, after a minimum of ten years of service, of a Participant who is at least 55 years old, provided, however, that to the extent that the Participant is prohibited from selling Shares pursuant to the Company’s insider trading policy at all times during such one-year period, with the exception of an open trading window of less than seven days, the Option shall expire on the seventh day following the opening of the first open trading window thereafter. Notwithstanding the foregoing, if any Option vests after the termination of Participant’s Continuous Service for reasons set forth herein pursuant to Section 3.1 and the Participant has a limit of one year following such termination of Continuous Service to exercise the Option pursuant to paragraph (e), the Participant shall have six months after the Option vests to exercise such Option.
1.3Exhibit B to the Agreement is hereby amended by deleting the definition of “Diluted Shares” in its entirety and replacing it with the following:

“Diluted Shares” means, for a given fiscal year, the total number of Shares outstanding, without any weighting, on a fully diluted basis calculated in accordance with GAAP (but, for the avoidance of doubt, excluding the dilutive impact of any fixed and/or variable Shares that may be issuable pursuant to that certain Advisory Services Agreement, dated December 12, 2019, as assigned and amended, by and between the Company and EverArc Founders LLC) as of the last day of such fiscal year on a pro forma basis adjusted for acquisitions or divestitures.
1.4Exhibit B to the Agreement is hereby amended by deleting the definition of “EBITDA” in its entirety and replacing it with the following:
“EBITDA” shall mean, for a given fiscal year, the consolidated EBITDA of the Company (on a pro forma basis adjusted for acquisitions or divestitures), as determined by the Committee, that is publicly reported by the Company for such fiscal year.
1.5Exhibit B to the Agreement is hereby amended by deleting the provisions of the section entitled “Fiscal Years 2022 – 2026 Vesting” in their entirety and replacing them with the following:

Fiscal Year	Minimum AOP Target (10% Growth)	Maximum AOP Target (20% Growth)
2022	$ [●]	$ [●]
2023	$ [●]	$ [●]
2024	$ [●]	$ [●]
2025	$ [●]	$ [●]
2026	$ [●]	$ [●]
2027	$ [●]	$ [●]
2028	$ [●]	$ [●]
(a)Annual Operational Performance Vesting. Effective as of the last day of each of the Company’s fiscal years 2023-2027 and, as applicable, 2028 and 2029 (each, a “performance year”), there shall become vested the portion of the Option as determined in accordance with Section 2(b) below (such portion of the Option that vests for a performance year, the “Annual Amount” for such year). The Option shall become vested and exercisable as of the date that the Committee verifies the Annual Operational Performance per Diluted Share (AOP) for such performance year; provided, however, the vesting hereunder will be effective as to Participant as of the end of the performance year to which such Annual Amount relates (notwithstanding any termination of Participant’s Continuous Service during the period between the end of such performance year and the verification of the AOP and, in such case, notwithstanding the provisions of Section 3.1(b) of the Stock Option Agreement). For each such performance year, the Committee shall verify the AOP, and shall notify the Company’s Chief Executive Officer of its determination with respect thereto, within ten business days after the Company files its annual report on Form 10-K related to such performance year.
(b)Determining the Annual Amount. For each performance year, the Annual Amount for such performance year shall be determined as follows:
X.In each of the performance years from 2023 to 2027, 20% of the total Option shall be eligible to vest based on AOP as determined below. In addition to that 20% for each such year, in each of the performance years 2024 to 2027 and, if applicable, 2028 and 2029, any amount of Options that was eligible to vest in all prior performance years, but that has not yet vested, shall be eligible to vest based on AOP as determined below. For purposes of calculating the Annual Amount of a performance year: (i) the “Already Vested Options” shall mean the total amount of Options that have vested in prior performance years, if any; and (ii) the “Maximum Eligible Amount” shall mean the total amount of Options eligible to vest in such performance year pursuant to the preceding two sentences, plus the Already Vested Options. For the avoidance of doubt, the Annual Amount of a performance year shall not be less than zero.
Y.If the AOP with respect to such performance year is less than the Minimum AOP Target for such year, none of the Maximum Eligible Amount shall vest for that year. If the AOP with respect to such performance year is equal to the Minimum AOP Target for such year, then the

Annual Amount for such year shall be an amount equal to: (i) 25% of the Maximum Eligible Amount; less (ii) the Already Vested Options. If the AOP with respect to such performance year is equal to or greater than the Maximum AOP Target for such year, then the Annual Amount for such year shall be an amount equal to: (a) 100% of the Maximum Eligible Amount; less (b) the Already Vested Options.
Z.If the AOP with respect to such performance year is between the Minimum AOP Target and the Maximum AOP Target for such year, then the Annual Amount for such year shall be an amount equal to: (1) the Maximum Eligible Amount, multiplied by a percentage equal to (i) 25%; plus (ii) the product of (a) 75%, multiplied by (b) a fraction, (x) the numerator of which is an amount equal to the actual AOP for such year, less the Minimum AOP Target for such year, and (y) the denominator of which is an amount equal to the Maximum AOP Target for such year, less the Minimum AOP Target for such year; less (2) the Already Vested Options. For purposes of illustration, the Annual Amount for such year shall be calculated as follows:

Annual Amount =

Maximum Eligible Amount	X	(25%	+	(75%	X	Actual AOP - Minimum AOP Target	))	—	Already Vested options
Maximum AOP Target - Minimum AOP Target
(c) Adjustments of Operational Performance Objectives. The AOP targets specified in this Exhibit B are based upon certain revenue and expense assumptions about the future business of the Company as of the date the Option is granted. Accordingly, in the event that, after such date, the Committee determines, in its sole discretion, that any acquisition or disposition of any business by the Company or any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or change in applicable laws, regulations, or accounting principles occurs such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to the Option, then the Committee may, in good faith and in such manner as it may deem equitable, adjust the amounts set forth on this Exhibit B (and/or adjust the definitions of Diluted Shares, EBITDA, Indebtedness and Net Debt) to reflect the projected effect of such transaction(s) or event(s) on AOP.
1.6[Exhibit C to the Agreement (Stock Retention Guidelines) is hereby amended by deleting the provisions therein in their entirety and replacing them with the following:
As a condition to receiving the Option grant, Participant acknowledges and agrees to hold a number of options and/or shares with such value and for such period of time as set forth below:
(a) At all times during Participant’s continued employment by the Company, subject to the below provisions, Participant shall hold an aggregate amount of Company equity with a value equal to or greater than [$_______] (the “Retention Limit”). This Retention Limit will supersede any Retention Limit in any prior dated option agreement between the Company and Participant pursuant to the Plan.
For purposes of this Exhibit C, Company equity shall be equal to (i) the Fair Market Value of any Shares held by the Participant plus (ii) the value of vested Options then held by Participant granted pursuant to the Plan, which will be equal to the Fair Market Value of the Shares underlying the Options over the exercise price.
(b) If at any time after the date hereof the aggregate amount of Company equity held by Participant falls below the Retention Limit because of a decline in the Fair Market Value of the Shares, Participant will have three years to reach the Retention Limit (including by purchases of additional Shares on the open market) before the Committee may exercise any remedies under paragraph (d).

(c) Participant shall not be required to purchase any Shares in the open market in order to initially reach the Retention Limit; provided, however, that notwithstanding the foregoing, Participant may not make any sales of vested Options until the Retention Limit is reached, and thereafter, only to the extent that Participant would, at the time of the sale, be in compliance with the Retention Limit, except that: (i) Participant may sell, surrender or otherwise dispose of Shares to the extent necessary to satisfy the payment of the exercise price and any applicable tax withholding in connection with the exercise of any vested Options in accordance with the applicable option agreement; and (ii) Participant may make sales under 10b5-1 plans in existence on the date hereof so long as such sales would be in compliance with any preexisting Retention Limit.
(d) Participant’s failure to comply with the obligations set forth in this Exhibit C shall result in Participant’s forfeiture of all unvested Options unless otherwise determined by the Committee, in its sole discretion.] [For Officers Only]
2.No other Amendments. Except as expressly set forth in this Amendment, the Agreement remains in full force and effect in all respects.
3.Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement. The signatures to this Amendment need not all be on a single copy of this Amendment, and may be electronic signatures (e.g., DocuSign) or copies on portable document format (.pdf) rather than originals, and in each case shall be fully effective as though all signatures were originals on the same copy.
(signature page follows)

IN WITNESS WHEREOF, the Company and the Participant have executed this Amendment as of the Amendment Date written above.

PERIMETER SOLUTIONS S.A.

By:
Name:	Nori Yokozuka
Title:	General Counsel and Secretary

PARTICIPANT

By:
Name:	[PARTICIPANT NAME]
[Signature Page to Amendment to Option Agreement]